ILM II SENIOR LIVING, INC.

                                       AND

                        CAPITAL SENIOR LIVING CORPORATION

                                      AMEND

                            PENDING MERGER AGREEMENT

FOR IMMEDIATE RELEASE:

      April 18, 2000, Tysons Corner, Virginia: ILM II Senior Living, Inc. ("ILM II") announced today that it has entered into an amendment to the existing merger agreement with Capital Senior Living Corporation (NYSE: SCU) whereby ILM II and Capital have agreed that ILM II will be acquired by Capital for $67,571,000 (or $13.04 per ILM II share) in cash, pursuant to a merger of ILM II into a wholly owned subsidiary of Capital. The previous merger consideration announced in October 1999 was $74,982,000 (or $14.47 per ILM II share) in cash.

      Capital reported to ILM II that it has obtained the signed commitment of GMAC Commercial Mortgage Corporation and its affiliates to provide Capital with substantially all of the cash funds necessary to pay the merger consideration. The GMAC financing commitment contains customary funding and termination conditions and market "outs", and expires by its terms on July 31, 2000.

      The ILM II reported that it recently had been advised by Capital that, due to deteriorating conditions in the senior living industry and decline in the combined loan value of ILM II properties, Capital was informed by its prospective lenders that they would not be able to raise sufficient financing to fund the original $74,982,000 purchase price.

      In connection with the amendment, Capital has agreed to pay ILM II certain increased termination fees in certain circumstances. In addition, Capital has agreed to reduce the amount of fees and expenses it would receive upon termination of the merger in certain circumstances.

      Consummation of the merger is subject to a variety of conditions, including: (i) approval by the holders of not less than 66-2/3% of the outstanding ILM II common stock; (ii) the receipt of requisite approvals from all public and governmental authorities; (iii) the transfer to ILM II of certain assets owned by ILM II 's wholly owned subsidiary together with the cancelation of related mortgage indebtedness, and the tax liquidation of such subsidiary;
(iv) the closing having occurred not later than September 30, 2000; and (v) certain additional conditions to closing customary in transactions of this nature. There is no assurance that consummation of the merger will occur.

      Simultaneously with entering into the amended ILM II merger agreement, ILM I Senior Living, Inc. ("ILM I") entered into an amended merger agreement with Capital providing for the


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merger of ILM I into a wholly owned subsidiary of Capital for $87,429,000 in cash (or $11.63 per ILM I share). The previous ILM I merger consideration was $97,018,000 in cash (or $12.90 per ILM I share). Consummation of the ILM I Merger is not a condition to consummation of ILM II Merger.

      ILM Senior Living Inc., together with ILM II Senior Living, Inc. and their affiliates, own 13 senior living communities in nine states with a capacity for approximately 2,100 residents.

      Capital is one of the largest providers of senior living services in the United States in terms of resident capacity. Capital has served as the manager of ILM II's senior living communities for three years.

      THIS PRESS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS" BASED ON OUR CURRENT EXPECTATIONS AND PROJECTIONS AND FUTURE EVENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES WHICH COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM HISTORICAL RESULTS OR THOSE ANTICIPATED AND CERTAIN OF WHICH ARE BEYOND OUR CONTROL. THE WORDS "BELIEVE," "EXPECT," "ANTICIPATE" AND SIMILAR EXPRESSIONS IDENTIFY FORWARD-LOOKING STATEMENTS. WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.